                                                       EXHIBIT 10.2

                                CREDIT AGREEMENT

                            DATED AS OF JULY 28, 1995

                                     BETWEEN

                           McCLATCHY NEWSPAPERS, INC.

                                       AND

                         BANK OF AMERICA NATIONAL TRUST
                             AND SAVINGS ASSOCIATION

                                TABLE OF CONTENTS

Section                                                                       Page

1.  Definitions and Financial Requirements ................................     1
        1.1  Definitions ..................................................     1
        1.2  Financial Requirements .......................................     5

2.  The Credit Facilities .................................................     5
        2.1  The Facilities ...............................................     5
        2.2  Use of Proceeds ..............................................     6
        2.3  Allocation of Commitments ....................................     6
        2.4  Limitation on Outstandings ...................................     6
        2.5  Reduction of Facility A Commitment ...........................     7
        2.6  Repayment of Facility B ......................................     7
        2.7  Commercial Paper Backup ......................................     7
        2.8  Reference Rate ...............................................     8
        2.9  Optional Rates ...............................................     8
        2.10 LIBOR Rate ...................................................     8
        2.11 Offshore Rate ................................................     9
        2.12 Federal Funds Offer Rate .....................................    10
        2.13 Fixed Rate ...................................................    11
        2.14 The Overdraft Financing Facility .............................    12
        2.15 Letters of Credit ............................................    13
        2.16 Mandatory Payment ............................................    14
        2.17 Hostile Acquisitions .........................................    14

3.  Fees and Expenses .....................................................    14
        3.1  Unused Commitment Fees .......................................    14
        3.2  Expenses .....................................................    15

4.  Extensions of Credit, Payments and Interest Calculations ..............    15
        4.1  Requests for Credit ..........................................    15
        4.2  Oral Requests ................................................    15
        4.3  Disbursements and Payments ...................................    16
        4.4  Branch Accounts ..............................................    16
        4.5  Evidence of Indebtedness .....................................    16
        4.6  Banking Day ..................................................    16
        4.7  Increased Costs ..............................................    16
        4.8  Interest Calculation .........................................    16
        4.9  Late Payments; Compounding ...................................    16
        4.10 Default Rate .................................................    17

5.      Conditions to Availability of Credit ..............................    17
        5.1  Evidence of Authority ........................................    17
        5.2  N&O Acquisition ..............................................    17
        5.3  Commercial Paper .............................................    17
        5.4  Other Documents ..............................................    17

6.  Representations and Warranties ........................................    17
        6.1  Organization .................................................    17
        6.2  No Conflicts .................................................    17
        6.3  Enforceability ...............................................    18


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


      Section                                                                 Page

        6.4  Good Standing ................................................    18
        6.5  Compliance with Laws .........................................    18
        6.6  Permits, Franchises ..........................................    18
        6.7  Litigation ...................................................    18
        6.8  No Event of Default ..........................................    18
        6.9  Other Obligations ............................................    18
        6.10 Information Submitted ........................................    18
        6.11 No Material Adverse Change ...................................    19
        6.12 ERISA Plan Compliance ........................................    19
        6.13 Location of Borrower .........................................    19

7.  Covenants .............................................................    19
        7.1  Notices of Certain Events ....................................    20
        7.2  Financial and Other Information ..............................    20
        7.3  Books, Records, Audits and Inspections .......................    21
        7.4  Total Liabilities to Net Worth ...............................    21
        7.5  Debt Service Coverage Ratio ..................................    21
        7.6  Subsidiaries' Indebtedness ...................................    22
        7.7  Liens ........................................................    22
        7.8  Sale of Newspapers ...........................................    23
        7.9     Preservation of Rights ....................................    23
        7.10 Other Obligations ............................................    23
        7.11 Liquidation; Mergers .........................................    23
        7.12 Insurance ....................................................    23
        7.13 Compliance with Laws .........................................    23
        7.14 Accuracy of Financial Information ............................    23
        7.15 Change in Name, Structure or Location ........................    24

8.  Events of Default .....................................................    24
        8.1  Failure to Pay ...............................................    24
        8.2  Breach of Representation or Warranty .........................    24
        8.3  Falsity of Information .......................................    24
        8.4  Failure to Pay Debts; Voluntary Bankruptcy....................    24
        8.5  Involuntary Bankruptcy .......................................    24
        8.6  Suspension of Business .......................................    25
        8.7  Governmental Action ..........................................    25
        8.8  Default of Other Financial Obligations .......................    25
        8.9  Default of Other Bank Obligations ............................    25
        8.10 Material Adverse Change ......................................    25
        8.11 ERISA Plan Termination .......................................    25
        8.12 Other Breach Under Agreement .................................    25

9.  Miscellaneous .........................................................    26
        9.1  Successors and Assigns .......................................    26
        9.2  Consents and Waivers .........................................    26
        9.3  Governing Law ................................................    26
        9.4  Attorneys' Fees ..............................................    26
        9.5  Integration ..................................................    26
        9.6  Participations ...............................................    26

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



Section                                                                       Page
        9.7  Confidentiality ..............................................    27
        9.8  Arbitration; Reference Proceeding ............................    27
        9.9  Notices ......................................................    28
        9.10 Headings .....................................................    28
        9.11 Severability .................................................    28
        9.12 Waiver of Set-Off ............................................    28
        9.13 Counterparts .................................................    28

                                CREDIT AGREEMENT

               This Agreement is entered into as of July 28, 1995 between Bank of America National Trust and Savings Association ("Bank") and McClatchy Newspapers, Inc. ("Borrower").

1.  Definitions and Financial Requirements.

               1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes hereof:

                      "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in
        (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that Borrower or the Subsidiary is the surviving entity.

                      "Availability Period-Facility A" means the period commencing on the date of this Agreement and ending on July 1, 2005.

                      "Availability Period-Facility B" means the period commencing on the date of this Agreement and ending on July 1, 2000.

                      "Banking Day" means, unless otherwise defined in this Agreement, a day other than a Saturday or a Sunday on which Bank is open for business in California. For amounts bearing interest at the LIBOR Rate or the Offshore Rate, a Banking Day is a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars.

                      "Commercial Paper" means commercial paper issued by Borrower.

                      "Commitment" means Three Hundred Ten Million Dollars ($310,000,000).

                      "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.

                      "ERISA Plan" means any employee pension benefit plan maintained or contributed to by Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

                      "Event of Default" means any event listed in Article 9 of this Agreement.

                      "Fed Funds Rate" means, for the relevant Fed Funds Rate Interest Period, the rate per annum calculated by Bank by averaging the rates per annum at which two or more Federal funds brokers would offer to Bank, on Bank's request, a Federal funds loan commencing on the first day of such Fed Funds Rate Interest Period, maturing on the last day of such Fed Funds Rate Interest Period and in an aggregate principal amount approximately the same as the amount of the Fed Funds Rate Portion. From time to time, Bank shall determine, in its sole discretion, (i) which Federal funds brokers to call for Fed funds offer rate quotes, and (ii) the number of quotes, if any, in excess of two (2) which will be averaged in calculating the Fed Funds Rate.

                      "Fed Funds Rate Interest Period" means for each Fed Funds Rate Portion the period commencing on the date such portion shall begin to bear interest at the Fed Funds Rate and ending no earlier than one
        (1) day and no more than ten (10) days thereafter, as agreed by Bank and Borrower at the time Borrower requests the portion.

                      "Fed Funds Rate Portion" means all or such part of the principal balance of credit provided under this Agreement for which interest is payable at the Fed Funds Rate.

                      "Fixed Rate" means for each Fixed Rate Portion the rate of interest which Bank and Borrower agree, at the time Borrower requests the portion, will be applicable to the portion.

                      "Fixed Rate Interest Period" means for each Fixed Rate Portion the period commencing on the date such portion shall begin to bear interest at the Fixed Rate and ending no more than twelve (12) months thereafter, as agreed by Bank and Borrower at the time Borrower requests the portion.

                      "Fixed Rate Portion" means all or such part of the principal balance of credit provided under this Agreement for which interest is payable at the Fixed Rate.

                      "Hostile Acquisition" means an Acquisition of a Person where the Acquisition is opposed by such Person's board of directors or other governing body or by a shareholder or shareholders or other owners controlling thirty percent (30%) or more of the voting shares or other ownership interests of the Person.

                      "Interest Period" means an interest period during which a portion of the credit outstanding under this Agreement is bearing interest at an Optional Rate.



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




                      "LIBOR Rate" means for each LIBOR Rate Interest Period the rate of interest (rounded upward, if necessary, to the nearest 1/100th of one percent) determined pursuant to the following formula:

                                      London Rate
               LIBOR Rate =  --------------------------------
                               (1.00 - Reserve Percentage)

               Where the "London Rate" means for each LIBOR Rate Interest Period the average (rounded upward, if necessary, to the nearest 1/16th of one percent) of the rates of interest at which United States dollar deposits in the amount of the LIBOR Rate Portion would be offered for the LIBOR Rate Interest Period by major banks in the London U.S. dollar interbank market as of 11:00 a.m. London time on the day that is two (2) Banking Days preceding the first day of the LIBOR Rate Interest Period, as shown on Reuter's "Page SLIBO" screen. If such rates do not appear on Reuter's "Page SLIBO" screen, or if such information source has an apparent error, then the rate for that Interest Period will be determined by such alternate method as reasonably selected by Bank.

                      "LIBOR Rate Interest Period" means for each LIBOR Rate Portion the period commencing on the date such portion shall begin to bear interest at a rate related to the LIBOR Rate and ending one (1) week or one (1), two (2), three (3), six (6) or twelve (12) months thereafter, as agreed by Bank and Borrower at the time Borrower requests the portion; provided, however, that the last day of each LIBOR Rate Interest Period shall be determined in accordance with the practices of the offshore Dollar inter-bank markets as from time to time in effect.

                      "LIBOR Rate Portion" means all or such part of the principal balance of credit provided under this Agreement for which interest is payable at the rate related to the LIBOR Rate.

                      "N&O" means the News and Observer Publishing Company.

                      "N&O Acquisition" means the acquisition by Borrower of all of the stock of N&O.

                      "N&O Debt" means, on any specified date, the principal amount outstanding on such date under any loans or lines of credit which were originally extended to N&O prior to the N&O Acquisition by any bank, insurance company or other financial institution, and which remain outstanding after the N&O Acquisition and are not refinanced with the proceeds of this Agreement.

                      "Offshore Rate" means for each Offshore Rate Interest Period the rate of interest (rounded upward, if necessary, to the nearest 1/100th of one percent) determined pursuant to the following formula:

                                      Grand Cayman Rate
               Offshore Rate =  ---------------------------------
                                  (1.00 - Reserve Percentage)

               Where the "Grand Cayman Rate" means for each Offshore Rate Interest Period the rate of interest (rounded upward, if necessary, to the nearest 1/16th of one percent) at which Dollar deposits for such Offshore Rate Interest Period would be offered by Bank's Grand Cayman Branch, Grand Cayman, British West Indies, to other major banks in the offshore Dollar inter-bank markets upon the request of such banks.

                      "Offshore Rate Interest Period" means for each Offshore Rate Portion the period commencing on the date such portion shall begin to bear interest at a rate related to the Offshore Rate and ending one
        (1) to fourteen (14) days, or one (1), two (2), three (3), six (6) or twelve (12) months thereafter, as agreed by Bank and Borrower at the time Borrower requests the portion; provided, however, that the last day of each Offshore Rate Interest Period shall be determined in accordance with the practices of the offshore Dollar inter-bank markets as from time to time in effect.

                      "Offshore Rate Portion" means all or such part of the principal balance of credit provided under this Agreement for which interest is payable at the rate related to the Offshore Rate.

                      "Optional Rates" means the interest rate options under this Agreement other than the rate based on the Reference Rate.

                      "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

                      "Portion" means a portion of the principal amount outstanding under this Agreement which is bearing interest at an Optional Rate.

                      "Reference Rate" means the rate of interest publicly announced from time to time by Bank in San Francisco, California, as its reference rate. Any change in the Reference Rate shall take effect on the day specified in the public announcement of such change. The Reference Rate is set by Bank based on various factors, including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. Bank may price loans at, above or below the Reference Rate.

                      "Reserve Percentage" means for each LIBOR Rate Interest Period or Offshore Rate Interest Period the total (expressed as a decimal) of the maximum reserve percentages (including, but not limited to, marginal, emergency, supplemental, special, and other reserve percentages) in effect on the first day of such Interest Period as prescribed by the Board of Governors of the Federal Reserve System for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward, if necessary, to the nearest 1/100th of one percent.

                      "Subsidiary" means each of the entities listed on Exhibit A attached hereto and any corporation, association or other business entity of which Borrower owns, directly or indirectly, more than fifty percent (50%) of the voting securities thereof or which Borrower otherwise controls.

                      "Tangible Net Worth" means the gross book value of the assets of Borrower less (a) reserves applicable thereto, and (b) all liabilities (including accrued and deferred income taxes).

                      "Total Liabilities" means the sum of (a) Borrower's consolidated liabilities determined in accordance with generally accepted accounting principles and practices consistently applied and
        (b) all obligations for which Borrower or any Subsidiary is liable as a surety, guarantor, accommodation endorser or otherwise.

               1.2 Financial Requirements. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared in accordance with generally accepted accounting principles consistently applied.

2.  The Credit Facilities

               2.1 The Facilities. Two facilities shall be available under this Agreement:

                      (a) Facility A, which is a reducing revolving line of credit for advances available during the Availability Period-Facility A. Any amount borrowed and repaid may be reborrowed during the Availability Period-Facility A, so long as the amount outstanding under Facility A does not exceed the Facility A Commitment.

                      (b) Facility B, which is a non-reducing revolving line of credit for advances available during the Availability Period-Facility B. Any amount borrowed and repaid may be reborrowed during the Availability Period-Facility B, so long as the amount outstanding under Facility B does not exceed the Facility B Commitment.

In addition, a portion of either Facility A or Facility B may be allocated to an Overdraft Facility (the "Overdraft Limit"), under which the Borrower may overdraw its accounts as provided herein during the applicable Availability Period. The Overdraft Limit may be increased or decreased by Borrower from time to time; provided, however, that the Overdraft Limit must not exceed Ten Million Dollars ($10,000,000) at any time. In addition, a portion of either Facility A or Facility B may be allocated to a Letter of Credit Facility (the "L/C Limit"), under which the Borrower may obtain standby letters of credit issued for its account as provided herein during the applicable Availability Period. The L/C Limit may be increased or decreased by Borrower from time to time; provided, however, that the L/C Limit must not exceed Ten Million Dollars ($10,000,000) at any time.

               2.2 Use of Proceeds. Borrower shall use the proceeds of advances under this Agreement for the purpose of financing the N&O Acquisition; the refinancing of N&O Debt; financing or refinancing other non-Hostile Acquisitions permitted by this Agreement; and for working capital purposes. In addition, Facility B may be used as a backup line for Commercial Paper issued by Borrower, where the proceeds of the Commercial Paper are used for the purposes specified in the preceding sentence.

               2.3 Allocation of Commitments. On or before the closing of this Agreement, and at the beginning of each fiscal quarter thereafter through the quarter beginning April 1, 2000, Borrower shall, by written notice to Bank, allocate the Commitment between the Facility A Commitment and the Facility B Commitment. The sum of the Facility A Commitment and the Facility B Commitment must not exceed the Commitment at any time. The last allocation between the Commitments made by Borrower on or before April 1, 2000, shall be fixed thereafter (subject to the reductions of the Facility A Commitment as provided below).

               2.4 Limitation on Outstandings. The sum of (a) the total principal amount of advances outstanding under Facility A and Facility B, plus
(b) the Overdraft Limit, plus (c) the outstanding principal amount of the N&O Debt, plus (d) the outstanding amount of Commercial Paper issued by Borrower which is not supported by any other commercial paper backup facility, plus (e) the undrawn and the drawn and unreimbursed amount of letters of credit outstanding under this Agreement, must not exceed at any time the Commitment. After the expiration of the Availability Period-Facility B, the sum of (a) the total principal amount of advances outstanding under Facility A, plus



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



(b) the Overdraft Limit, plus (c) the outstanding principal amount of the N&O Debt, plus (d) the undrawn and the drawn and unreimbursed amount of letters of credit outstanding under this Agreement, must not exceed at any time the Facility A Commitment.

               2.5 Reduction of Facility A Commitment. The Facility A Commitment shall be reduced as provided below, and Borrower shall repay any principal outstanding which exceeds any of the limits specified in Paragraphs 2.1 through
2.4 above. From and including July 1, 1999, through June 30, 2000, the Facility A Commitment shall be equal to the lesser of Two Hundred Ninety Million Dollars ($290,000,000) or the amount designated by Borrower under Paragraph 2.3 above. A reduction schedule shall be established on June 30, 2000. If the difference of the Facility A Commitment minus the N&O Debt on June 30, 2000 (the "Available Amount") is equal to Two Hundred Ninety Million Dollars ($290,000,000), then the Facility A Commitment shall thereafter be equal to the amounts stated in the following table. If the Available Amount on June 30, 2000 is less than $290,000,000, then the Facility A Commitment shall thereafter be the amounts stated in the following chart multiplied by a fraction whose numerator is the Available Amount and whose denominator is $290,000,000:


                   Date                                  Facility A Commitment
               ------------                              ---------------------
               July 1, 2000                                     $260,000,000
               July 1, 2001                                     $220,000,000
               July 1, 2002                                     $170,000,000
               July 1, 2003                                     $115,000,000
               July 1, 2004                                     $ 60,000,000
               July 1, 2005                                     $        -0-

In any event, any remaining amount of principal and interest outstanding under Facility A shall be repaid in full on July 1, 2005.

               2.6 Repayment of Facility B. The entire principal amount outstanding of Facility B shall be repaid on the last day of the Availability Period-Facility B.

               2.7  Commercial Paper Backup.

                      (a) Borrower shall not issue or have outstanding Commercial Paper unless there is credit available under Facility B (or any other commercial paper backup facility) at least equal to the amount of the Commercial Paper.

                      (b) Bank shall, upon request, make advances under Facility B in same day funds to permit Borrower to make any necessary payments under Commercial Paper, provided that the request for advance is received by Bank by 11:00 a.m. California time on a Banking Day.



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



               2.8 Reference Rate. Unless Borrower elects another interest rate as provided below, advances under this Agreement shall bear interest at a rate per annum equal to the Reference Rate minus one-half of one (0.5) percentage point. Borrower shall pay interest monthly on the first day of each month, and on the date that the principal amount outstanding hereunder is paid in full.

               2.9 Optional Rates. In lieu of the interest rate related to the Reference Rate, Borrower may elect to have all or portions of advances under this Agreement bear interest at the Optional Rates described below during an Interest Period. Each rate is a rate per annum. The following requirements apply to each of the Optional Rates:

                      (a) The Interest Period for the Optional Rate shall not end later than the last day of the applicable Availability Period. In addition, an Optional Rate must not be selected for any amount of principal which is scheduled to be repaid prior to the end of the applicable Interest Period.

                      (b) Borrower shall pay interest on each Optional Rate Portion on the last day of the applicable Interest Period for such Portion, and, if the Interest Period is longer than 30 days, on the first day of each month during the Interest Period.

                      (c) An Optional Rate Portion shall not be converted to a different interest rate during its Interest Period. Upon the expiration of the Interest Period, the Portion shall thereafter bear interest at the rate related to the Reference Rate unless Borrower elects a new interest rate as provided hereunder.

                      (d) Upon the occurrence of an Event of Default, Bank may terminate the availability of Optional Rates for Interest Periods commencing after the occurrence of the Event of Default.

               2.10 LIBOR Rate. In lieu of the interest rate related to the Reference Rate, Borrower may elect to have all or portions of advances under this Agreement bear interest at the LIBOR Rate plus the following number of percentage points: (i) For Facility A, thirty-five one-hundredths (0.35) of one percentage point; and (ii) for Facility B, thirty-three one-hundredths (0.33) of one percentage point. The election of LIBOR Rate Portions is subject to the following requirements:

                      (a) Borrower shall make an irrevocable request for a LIBOR Rate Portion no later than 11:00 a.m. California time three (3) Banking Days before the commencement of the Interest Period.



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



                      (b) Each LIBOR Rate Portion shall be for an amount not less than Five Hundred Thousand Dollars ($500,000) for LIBOR Rate Interest Periods which are thirty (30) days or longer, and not less than an amount which, when multiplied by the number of days in the applicable LIBOR Rate Interest Period, is not less than Fifteen Million Dollars ($15,000,000) for LIBOR Rate Interest Periods which are less than thirty
        (30) days.

                      (c) Any payment of a LIBOR Rate Portion prior to the last day of the Offshore Rate Interest Period for such portion, whether voluntary, by reason of acceleration or otherwise, including any mandatory payments required under this Agreement and applied by Bank to a LIBOR Rate Portion, shall be accompanied by the amount of accrued interest on the amount repaid and by the amount (if any) by which (i) the additional interest which would have been payable on the amount repaid had it not been paid until the last day of its LIBOR Rate Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount repaid on deposit in the London inter-bank markets for a period starting on the date on which it was repaid and ending on the last day of the LIBOR Rate Interest Period for such portion. Bank is under no obligation to actually reinvest any amount prepaid as described above. The interest rates which would be earned on the reinvestment will be determined by Bank based on information sources Bank deems appropriate.

                      (d) Bank shall have no obligation to accept an election for a LIBOR Rate Portion if dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the offshore Dollar inter-bank markets.

               2.11 Offshore Rate. In lieu of the interest rate related to the Reference Rate, Borrower may elect to have all or portions of advances under this Agreement bear interest at the Offshore Rate plus the following number of percentage points: (i) For Facility A, thirty-five one-hundredths (0.35) of one percentage point; and (ii) for Facility B, thirty-three one-hundredths (0.33) of one percentage point. The election of Offshore Rate Portions is subject to the following requirements:

                      (a) Borrower shall make an irrevocable request for an Offshore Rate Portion no later than 11:00 a.m. California time on the first day of the Interest Period.

                      (b) Each Offshore Rate Portion shall be for an amount not less than Five Hundred Thousand Dollars ($500,000) for Offshore Rate Interest Periods which are thirty (30) days or longer, and not less than an amount which, when multiplied by the number of days in the applicable Offshore Rate Interest Period, is not less than Fifteen Million Dollars

        ($15,000,000) for Offshore Rate Interest Periods which are less than thirty (30) days.

                      (c) Any payment of an Offshore Rate Portion prior to the last day of the Offshore Rate Interest Period for such portion, whether voluntary, by reason of acceleration or otherwise, including any mandatory payments required under this Agreement and applied by Bank to an Offshore Rate Portion, shall be accompanied by the amount of accrued interest on the amount repaid and by the amount (if any) by which (i) the additional interest which would have been payable on the amount repaid had it not been paid until the last day of its Offshore Rate Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount repaid on deposit in the offshore dollar inter-bank markets for a period starting on the date on which it was repaid and ending on the last day of the Offshore Rate Interest Period for such portion. Bank is under no obligation to actually reinvest any amount prepaid as described above. The interest rates which would be earned on the reinvestment will be determined by Bank based on information sources Bank deems appropriate.

                      (d) Bank shall have no obligation to accept an election for an Offshore Rate Portion if dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate Portion are not available in the offshore Dollar inter-bank markets.

               2.12 Federal Funds Offer Rate. In lieu of the interest rate related to the Reference Rate, Borrower may elect to have all or portions of advances under this Agreement bear interest at the Fed Funds Rate plus the following number of percentage points: (i) For Facility A, thirty-five one-hundredths (0.35) of one percentage point; and (ii) for Facility B, thirty-three one-hundredths (0.33) of one percentage point. The Fed Funds Rate shall be available only for interest periods ending no later than the third anniversary of the date of this Agreement, unless Bank agrees to extend the availability of this pricing option in its sole discretion. The election of Fed Funds Rate Portions is subject to the following requirements:

                      (a) Borrower shall make an irrevocable request for a Fed Funds Rate Portion no later than 11:00 a.m. California time on the first day of the Interest Period. The Fed Funds Rate shall be orally quoted by Bank to Borrower and accepted by Borrower at the time such quote is made.

                      (b) Each Fed Funds Rate Portion shall be an amount which, when multiplied by the number of days in the applicable Fed Funds Rate Interest Period, is not less than Fifteen Million Dollars ($15,000,000).

                      (c) Any payment of a Fed Funds Rate Portion prior to the last day of the Fed Funds Rate Interest Period for such portion, whether voluntary, by reason of acceleration or otherwise, including any mandatory payments required under this Agreement and applied by Bank to a Fed Funds Rate Portion, shall be accompanied by the amount of accrued interest on the amount repaid and by the amount (if any) by which (i) the additional interest which would have been payable on the amount repaid had it not been paid until the last day of its Fed Funds Rate Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount repaid on deposit in the Federal funds market for a period starting on the date on which it was repaid and ending on the last day of the Fed Funds Rate Interest Period for such portion. Bank is under no obligation to actually reinvest any amount prepaid as described above. The interest rates which would be earned on the reinvestment will be determined by Bank based on information sources Bank deems appropriate.

                      (d) Bank shall have no obligation to accept an election for a Fed Funds Rate Portion if funds in the principal amount, and for periods equal to the interest period, of a Fed Funds Rate Portion are not available in the Federal funds market.

               2.13 Fixed Rate. In lieu of the interest rate related to the Reference Rate, Borrower may elect to have all or portions of advances under this Agreement bear interest at the Fixed Rate during a Fixed Rate Interest Period subject to the following requirements:

                      (a) Borrower shall make an irrevocable request for a Fixed Rate Portion no later than 11:00 a.m. California time on the first day of the Interest Period.

                      (b) Each Fixed Rate Portion shall be for an amount not less than Five Hundred Thousand Dollars ($500,000) for Fixed Rate Interest Periods which are thirty (30) days or longer, and not less than an amount which, when multiplied by the number of days in the applicable Fixed Rate Interest Period, is not less than Fifteen Million Dollars ($15,000,000) for Fixed Rate Interest Periods which are less than thirty
        (30) days.

                      (c) Any payment of a Fixed Rate Portion prior to the last day of the Fixed Rate Interest Period for such portion, whether voluntary, by reason of acceleration or otherwise, including any mandatory payments required under this Agreement and applied by Bank to a Fixed Rate Portion, shall be accompanied by the amount of accrued interest on the amount repaid and by the amount (if any) by which (i) the additional interest which would have been payable on the amount repaid had it not been paid until the last day of its Fixed Rate Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount repaid on deposit in the certificate of deposit markets for a period starting on the date on which it was repaid and ending on the last day of the Fixed Rate Interest Period for such portion. Bank is under no obligation to actually reinvest any amount prepaid as described above. The interest rates which would be earned on the reinvestment will be determined by Bank based on information sources Bank deems appropriate.

               2.14 The Overdraft Financing Facility.

                      (a) From time to time during the Availability Period-Facility A, Borrower may overdraw its checking account number 01483-00012 with Bank. The total amount of all unreimbursed overdrafts outstanding at any one time may not exceed the Overdraft Limit.

                      (b) As part of the monthly calculation of service charges to be assessed against Borrower's account, Bank shall include an interest charge calculated on the daily amount of unreimbursed overdrafts outstanding in the account. Interest shall accrue at a rate per annum equal to the following:

                             (i) If the Fed Funds Rate is available as provided
               in Paragraph 2.12 above, the interest rate shall be the Fed Funds Rate for a one-day Interest Period, plus the following number of percentage points: (A) so long as Facility B is available, thirty-three one-hundredths (0.33) of one percentage point; or
               (B) if Facility B is no longer available, thirty-five one-hundredths (0.35) of one percentage point.

                             (ii) If the Fed Funds Rate is no longer available,
               the interest rate shall be the Offshore Rate for a one-day Interest Period, plus the following number of percentage points:
               (A) so long as Facility B is available, thirty-three one-hundredths (0.33) of one percentage point; or (B) if Facility B is no longer available, thirty-five one-hundredths (0.35) of one percentage point.

                      (c) If items are presented against an account covered by this overdraft facility which, if paid, would exceed the allocated Overdraft Limit for that account, Bank will have no obligation to pay those items, but may in its discretion pay any or all of the items. The excess amount of unreimbursed overdrafts outstanding will incur interest at the same interest rates as stated in subparagraph (b) above.

                      (d) Bank may, in its discretion, at any time upon ten (10) days written notice to Borrower, terminate this overdraft facility and require repayment of all outstanding overdrafts. Borrower will in any event repay all outstanding overdrafts no later than the last day of the Availability Period-Facility A.

                      (e) For the purposes of this Agreement, the amount of unreimbursed overdrafts outstanding on any day will equal the daily net collected balance of the account on any day when such balance is negative. In calculating the amount of interest accruing under this facility, the daily net collected balance will not include provisional credits for items in the process of collection ("Uncollected Items") as determined under Bank's normal practices for Borrower's account. However, in determining whether Borrower has exceeded the Overdraft Limit or any other dollar limits on borrowing established in this Agreement, Borrower shall be given credit for such Uncollected Items. The negative daily net collected balance may include fees and charges which have been posted to Borrower's account, including overdraft interest charges. This may result in compounding of interest.

                      (f) Bank may terminate this overdraft facility if a levy is imposed on any account covered by this facility.

               2.15 Letters of Credit.

                      (a) From time to time during the Availability Period-Facility A, Borrower may obtain standby letters of credit issued for the account of Borrower. The undrawn and drawn and unreimbursed amount of letters of credit outstanding at any one time must not exceed the L/C Limit.

                      (b) Each standby letter of credit shall have a tenor not exceeding three years, but not to extend beyond the last day of the Availability Period-Facility A. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary; provided, however, that each letter of credit shall include a final maturity date which shall not be subject to automatic extension.

                      (c) Any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

                      (d) If there is a default under this Agreement, Borrower shall immediately prepay and make the Bank whole for any outstanding letters of credit.

                      (e) Borrower shall sign the Bank's form Application and Agreement for Standby Letter of Credit for each letter of credit.

                      (f) Borrower shall pay the Bank a non-refundable fee equal to three-eights of one percent (0.375%) per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

                      (g) Borrower shall pay any other fees that the Bank notifies the Borrower will be charged for processing letters of credit for the Borrower.

               2.16 Mandatory Payment. If at any time and for any reason the total amount of credit outstanding under this Agreement exceeds the limitations set forth herein, Borrower shall pay to Bank, upon Bank's election and demand, the amount of the excess. Payments under this Paragraph may be applied to the obligations of Borrower to Bank in the order and manner as Bank in its discretion may determine. If any amount paid to Bank under this paragraph is applied to Commercial Paper or to any extension of credit other than an Advance, the amount paid shall be held by Bank as cash collateral until the obligation is due.

               2.17 Hostile Acquisitions. Borrower shall notify Bank of any Acquisition which Borrower intends to undertake for an aggregate consideration of Five Million Dollars ($5,000,000) or more. In the event that any such proposed Acquisition covered by the preceding sentence is, or may be, Hostile, then Bank may, in its discretion, cancel the availability of any additional credit under this Agreement. Any amount already outstanding under this Agreement shall be due and payable as stated earlier in this Agreement.

3.  Fees and Expenses.

               3.1 Unused Commitment Fees. Borrower shall pay Bank a fee equal to a percent per annum of the Unused Facility A Commitment, and a fee equal to a percent per annum of the Unused Facility B Commitment. "Unused Facility A Commitment" and "Unused Facility B Commitment" means the Facility A Commitment or the Facility B Commitment, respectively, minus the total daily average of the principal amount of advances, overdrafts and letters of credit outstanding under Facility A or Facility B, respectively. The fee will be calculated and paid quarterly in arrears. The percentage rate per annum for the fee for Facility A shall be 0.115%. The percentage rate per annum for the fee for Facility B shall depend on the daily average amount of the sum of the credit outstanding under Facility B during the quarter plus the principal amount of Commercial Paper outstanding during the quarter that is not supported by any other commercial paper backup facility, as provided in the following table:


               Average Outstandings                                           Percent
               --------------------                                           -------
               $250,000,000 or more                                           0.110%
               $200,000,000 to $249,999,999                                   0.105%
               $150,000,000 to $199,999,999                                   0.100%
               $100,000,000 to $149,999,999                                   0.095%
               $ 50,000,000 to $ 99,999,999                                   0.090%
               $        -0- to $ 49,999,999                                   0.085%

               3.2 Expenses. Borrower agrees to pay to Bank, on demand, all costs and expenses incurred by Bank in connection with the preparation of this Agreement and any agreement or instrument required by this Agreement up to a maximum of Ten Thousand Dollars ($10,000); provided, however, that this maximum shall not apply if there are extenuating circumstances that are mutually agreed by Bank and Borrower that justify increased costs. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of Bank's in-house counsel, which shall be supported by copies of the applicable billing invoices.

4.  Extensions of Credit, Payments and Interest Calculations

               4.1 Requests for Credit. Each request for an extension of credit shall be made in writing on a form acceptable to Bank or in any other manner acceptable to Bank.

               4.2 Oral Requests. At Bank's sole discretion in each instance, Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates. Advances will be deposited into and repayments will be withdrawn from Borrower's commercial account number 01483-00012 with Bank, or such other account(s) as may be specified in writing by Borrower. Telephone requests may be made by any one of the individuals authorized to sign loan agreements on behalf of Borrower, or any other individual designated by any one of such authorized signers. Bank shall be entitled to rely upon telephone instructions from persons it reasonably believes to be authorized by Borrower to make such requests without making independent inquiry. Borrower hereby indemnifies Bank for, and holds Bank harmless from, any and all losses, damages, claims and expenses (including reasonable attorneys' fees and allocated costs of Bank's in-house counsel), however arising, which Bank suffers or incurs based on or arising out of extensions of credit or payments made on any telephone request except that Bank shall not be indemnified against its own gross negligence or willful misconduct. The provisions of this Paragraph shall survive termination of this Agreement.

               4.3 Disbursements and Payments. Each disbursement by Bank and each payment by Borrower under this Agreement shall be made in immediately available funds, or such other type of funds selected by Bank, and at such branch of Bank as Bank may from time to time select.

               4.4 Branch Accounts. Each extension of credit under this Agreement shall be made for the account of such branch of Bank as Bank may from time to time select.

               4.5 Evidence of Indebtedness. Principal, interest and all other sums due Bank under this Agreement shall be evidenced by entries in records maintained by Bank, and, if required by Bank, by a promissory note or notes. Each payment on and any other credits with respect to principal, interest and all other sums due under this Agreement shall be evidenced by entries to records maintained by Bank.

               4.6 Banking Day. Any sum payable by Borrower hereunder which becomes due on a day which is not a Banking Day shall be due on the next Banking Day after such due date. Any payments received by Bank on a day which is not a Banking Day shall be deemed to be received on the next Banking Day after such date of receipt.

               4.7 Increased Costs. If Bank determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law, but in each case promulgated or made after the date hereof) affects or would affect the amount of reserves, capital or similar requirements required or expected to be maintained by Bank and that the amount of such reserves, capital or similar requirements is increased by or based upon the existence of Bank's commitment to lend hereunder or the extension of credit hereunder, Borrower shall immediately pay to Bank additional amounts sufficient to compensate Bank in the light of such circumstances, to the extent that Bank reasonably determines such increase in reserves, capital or similar requirements to be allocable to the existence of Bank's commitment to lend hereunder or the extension of credit hereunder.

               4.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, payable under this Agreement shall be computed on the basis of a three hundred sixty (360) day year and actual days elapsed, which results in more interest or a larger fee than if a three hundred sixty-five (365) day year were used.

               4.9 Late Payments; Compounding. Any sum payable by Borrower hereunder (including unpaid interest) if not paid when due shall bear interest (payable on demand) from its due date until payment in full at a rate per annum equal to the Reference Rate plus one (1.0) percentage point.

               4.10 Default Rate. Upon the occurrence and during the continuation of any Event of Default, and without constituting a waiver of any such Event of Default, advances under this Agreement shall at the option of Bank bear interest at a rate per annum which is one (1.0) percentage point higher than the rate of interest otherwise provided under this Agreement.

5.      Conditions to Availability of Credit.

               Bank's obligation to make the first extension of credit under this Agreement is subject to Bank's receipt of the following, each of which must be in form and substance satisfactory to Bank:

               5.1 Evidence of Authority. Evidence that the execution, delivery, and performance by Borrower of this Agreement and the execution, delivery, and performance by Borrower of any instrument or agreement required under this Agreement, as appropriate, have been duly authorized.

               5.2 N&O Acquisition. Evidence that the initial disbursements hereunder shall be used to consummate the N&O Acquisition.

               5.3 Commercial Paper. If Borrower will be using Facility B as a Commercial Paper backup line, executed copies of all documents related to the Commercial Paper.

               5.4 Other Documents. Such other documents as Bank may reasonably require.

6.  Representations and Warranties

               Borrower represents and warrants (and each request for an extension of credit under this Agreement shall be deemed a representation and warranty made on the date of such request) that:

               6.1 Organization. Borrower is a corporation duly organized and existing under the laws of the state of its organization and the execution, delivery, and performance of this Agreement and of any instrument or agreement required by this Agreement are within Borrower's powers, have been duly authorized, and are not in conflict with the terms of any charter, bylaw, or other organization papers of Borrower.

               6.2 No Conflicts. The execution, delivery, and performance of this Agreement and of any instrument or agreement required by this Agreement are not in conflict with any law or any indenture, agreement, or undertaking to which Borrower is a party or by which Borrower is bound or affected.

               6.3 Enforceability. This Agreement is a legal, valid and binding agreement of Borrower, enforceable against Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable.

               6.4 Good Standing. Borrower is properly licensed and in good standing in each state in which Borrower is doing business and Borrower has qualified under, and complied with, where required, the fictitious name statute of each state in which Borrower is doing business.

               6.5 Compliance with Laws. Borrower has complied with all federal, state, and local laws, rules, and regulations affecting the business of Borrower.

               6.6 Permits, Franchises. Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

               6.7 Litigation. There is no litigation, tax claim, proceeding or dispute pending, or, to the knowledge of Borrower, threatened, against or affecting Borrower or its property, the adverse determination of which might affect Borrower's financial condition or operations or impair Borrower's ability to perform its obligations hereunder or under any instrument or agreement required hereunder.

               6.8 No Event of Default. No event has occurred and is continuing or would result from the extension of credit under this Agreement which constitutes or would constitute an Event of Default or which, upon a lapse of time or notice or both, would become an Event of Default.

               6.9 Other Obligations. Borrower is not in default under any other material agreement involving the borrowing of money, the extension of credit, or the lease of real or personal property to which Borrower is a party as borrower, guarantor, instalment purchaser or lessee.

               6.10 Information Submitted. All financial and other information that has been or will be submitted by Borrower to Bank, including Borrower's financial statement dated as of March 31, 1995, is and will be:

                      (a) prepared in accordance with generally accepted accounting principles consistently applied.

                      (b) true and correct in all material respects and is complete insofar as may be necessary to give Bank a true and accurate knowledge of the subject matter thereof.

                      (c)  in form and content required by Bank; and

                      (d) in compliance with all government regulations applicable thereto.

               6.11 No Material Adverse Change. There has been no material adverse change in the financial condition of Borrower since the date of the most recent financial statements submitted to Bank.

               6.12 ERISA Plan Compliance.

                      (a) Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Internal Revenue Code of 1986, as amended from time to time, (the "Code") with respect to each ERISA Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any ERISA Plan under Title IV of ERISA.

                      (b) No reportable event has occurred under Section 4043(b) of ERISA for which the Pension Benefit Guaranty Corporation requires 30 day notice.

                      (c) No action by Borrower to terminate or withdraw from any ERISA Plan has been taken and no notice of intent to terminate an ERISA Plan has been filed under Section 4041 of ERISA.

                      (d) No proceeding has been commenced with respect to an ERISA Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

               6.13 Location of Borrower. Borrower's place of business (or, if Borrower has more than one place of business, its chief executive office) is located at the address listed under Borrower's signature on this Agreement.

7.  Covenants

               So long as credit is available under this Agreement and until full and final payment of all of Borrower's obligations under this Agreement and any instrument or agreement required under this Agreement, Borrower shall, unless Bank waives compliance in writing:

               7.1 Notices of Certain Events. Promptly give written notice to Bank of:

                      (a) any substantial dispute which may exist between Borrower or any Subsidiary and any governmental regulatory body or law enforcement authority.

                      (b) any Event of Default or any event which, upon a lapse of time or notice or both, would become an Event of Default.

                      (c) the occurrence of any reportable event under Section 4043(b) of ERISA for which the Pension Benefit Guaranty Corporation requires thirty (30) day notice; any action by Borrower to terminate or withdraw from an ERISA Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA; any notice of noncompliance made with respect to an ERISA Plan under Section 4041(b) of ERISA; or the commencement of any proceeding with respect to an ERISA Plan under
        Section 4042 of ERISA;

                      (d) any other matter which has resulted or might result in a material adverse change in Borrower's consolidated financial condition or operations.

               7.2 Financial and Other Information. Deliver to Bank in form and detail satisfactory to Bank, and in such number of copies as Bank may request:

                      (a) as soon as available but no later than sixty (60) days after the close of each of the first three (3) quarters of each of its fiscal years, Borrower's balance sheet as of the close of such quarter, and Borrower's statement of income and retained earnings and of changes in financial position for such quarter stating in comparative form the figures for corresponding dates and period in the previous fiscal year, prepared on a consolidated basis and certified by a responsible officer of Borrower as being complete and correct and fairly presenting Borrower's financial condition and results of operations;

                      (b) as soon as available but no later than one hundred twenty (120) days after the close of each of its fiscal years, a complete copy of Borrower's audit report, which shall include at least Borrower's balance sheet as of the close of such year, and Borrower's statement of income and retained earnings, and reconciliation of capital accounts, and statement of changes in financial position for such year, prepared on a consolidated basis stating in a comparative form the figures as at the close of and for the previous fiscal year and certified by an independent public accountant selected by Borrower and satisfactory to Bank. Such certificate shall not be qualified or limited because of restricted or limited examination by such accountant of any material portion of Borrower's or any Subsidiary's records, and shall include or be accompanied by a statement from such accountant that during the examination there was observed no Event of Default or circumstance which, upon a lapse of time or notice or both, would become an Event of Default, or a statement of such Event of Default or circumstance if any is found;

                      (c) Within fifteen (15) days after the date of filing with the Securities and Exchange Commission, copies of Borrower's Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report.

                      (d) As soon as available but no later than one hundred twenty (120) days after the close of each of its fiscal years, a complete copy of Borrower's annual operating and capital budget projections.

                      (e) Promptly upon request of Bank, such other statements, lists of property and accounts, budgets, forecasts or reports as to Borrower as Bank may request.

               7.3 Books, Records, Audits and Inspections. Maintain adequate books, accounts and records and prepare all financial statements required hereunder in accordance with generally accepted accounting principles consistently applied, and in compliance with the regulations of any governmental regulatory body having jurisdiction over Borrower or Borrower's business and permit employees or agents of Bank at any reasonable time to inspect Borrower's properties and to examine or audit Borrower's books, accounts, and records and make copies and memoranda thereof. In the event any properties, books, accounts or records are in the possession of or under the control of a third party, Borrower shall direct and hereby authorizes such third party to permit access to Bank's employees or agents for the purpose of performing the inspections, appraisals, examinations or audits permitted under this Paragraph.

               7.4 Total Liabilities to Net Worth. Not permit on a consolidated basis the ratio of Borrower's Total Liabilities to Net Worth to exceed the following: (a) from the date of this Agreement through June 30, 2000, 1.35:1.00; and (b) thereafter, 1.25:1.00.

               7.5 Debt Service Coverage Ratio. Achieve on a consolidated basis Cash Flow at least equal to one and one-quarter (1.25) times the sum of interest expense and the current portion of long-term debt. This ratio shall be calculated quarterly using the results of the most recently concluded quarterly accounting period and each of the three (3) immediately preceding quarterly accounting periods. For purposes of this Agreement, "Cash Flow" means income before provision for income taxes, less cash payments made to pay income taxes, plus interest expense, plus depreciation and amortization expense, minus cash payments made to pay dividends. The current portion of long term debt (other than amounts outstanding under this Agreement) shall be measured as of the last day of the most recent quarter end. The current portion of long term debt, as applied to amounts outstanding under this Agreement, shall be equal to the amount outstanding under this Agreement as of the most recent quarter end divided by 25% of the number of quarters remaining in a period starting on the date of the N&O Acquisition and ending on the tenth anniversary thereof.

               7.6 Subsidiaries' Indebtedness. Borrower shall not permit any Subsidiary to create or incur any indebtedness for borrowed money or for the deferred purchase price of property under capital leases, or become liable as a surety, guarantor, accommodation endorser, or otherwise for or upon the obligation of any other person, firm or corporation; provided, however, that this Paragraph shall not be deemed to prohibit:

                      (a) direct or contingent obligations owed to Bank.

                      (b) the acquisition of goods, supplies or merchandise on normal trade credit.

                      (c) the execution of bonds or undertakings in the ordinary course of its business as presently conducted.

                      (d) the endorsement of negotiable instruments received in the ordinary course of its business as presently conducted.

                      (e) indebtedness and lease obligations existing as of the date of this Agreement and which have been disclosed to Bank in writing.

                      (f) additional indebtedness of any Subsidiary in an aggregate amount not exceeding, for any one Subsidiary, Five Million Dollars ($5,000,000).

               7.7 Liens. Borrower and each Subsidiary shall not create, assume or suffer to exist any security interest, lien (including the lien of an attachment, judgment or execution) or encumbrance, securing a charge or obligation, on or of any of its property, real or personal, whether now owned or hereafter acquired, except:

                      (a) liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof; and

                      (b) security interest(s) and deed(s) of trust in favor of Bank.

                      (c) liens, security interests and encumbrances in existence as of the date of this Agreement which have been disclosed to Bank in writing.

                      (d) purchase money security interests in property hereafter acquired when the security interest does not extend beyond the property purchased.

               7.8 Sale of Newspapers. Borrower and the Subsidiaries shall not sell their newspapers in Sacramento, Modesto, Fresno, Tacoma or Raleigh without the prior written consent of Bank, which consent will not be unreasonably withheld; provided, however, that the net proceeds of any such sale approved by Bank must be used to permanently reduce the principal amount outstanding hereunder and the Commitment.

               7.9 Preservation of Rights. Borrower and its Subsidiaries located in Tacoma, Raleigh and Anchorage shall each maintain and preserve their existence and any rights, privileges and franchises now enjoyed and reasonably required in the normal publishing activities of their newspaper operations, and keep their properties in good working order and condition.

               7.10 Other Obligations. Borrower and each Subsidiary shall pay all obligations, including tax claims, when due, except such as may be contested in good faith or as to which a bona fide dispute may exist.

               7.11 Liquidation; Mergers. Borrower and its Subsidiaries located in Tacoma, Raleigh and Anchorage shall not liquidate or dissolve, or enter into any merger or other consolidation; provided, however, that any Subsidiary may merge into, consolidate with or transfer its business or assets to Borrower or any other Subsidiary.

               7.12 Insurance. Borrower and each Subsidiary shall maintain and keep in force in adequate amounts such insurance as is usual in its business.

               7.13 Compliance with Laws. Borrower and each Subsidiary shall at all times comply with, or cause to be complied with, all laws, statutes (including but not limited to any fictitious name statute), rules, regulations, orders and directions of any governmental authority having jurisdiction over Borrower (or any Subsidiary) or Borrower's or such Subsidiary's business.

               7.14 Accuracy of Financial Information. Cause all financial information, upon submission by Borrower to Bank, to be true and correct in all material respects and complete to the extent necessary to give Bank a true and accurate knowledge of the subject matter thereof.

               7.15 Change in Name, Structure or Location. Notify Bank in writing prior to any change in (a) Borrower's name, (b) Borrower's business or legal structure, or (c) Borrower's place of business or chief executive office if Borrower has more than one place of business.

8.  Events of Default

               The occurrence of any of the following Events of Default shall terminate any obligation on the part of Bank to extend credit under this Agreement and, at the option of Bank under all Paragraphs except Paragraphs 8.4 and 8.5, and automatically in the case of Paragraphs 8.4 and 8.5, shall make all obligations of Borrower to Bank under or in respect of this Agreement and any instrument or agreement required under this Agreement immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character:

               8.1 Failure to Pay. Borrower fails to pay, within thirty (30) days after the date when due, any instalment of interest or principal or any other sum due under this Agreement in accordance with the terms hereof.

               8.2 Breach of Representation or Warranty. Any representation or warranty herein or in any agreement, instrument or certificate executed pursuant hereto or in connection with any transaction contemplated hereby proves to have been false or misleading in any material respect when made.

               8.3 Falsity of Information. Any financial or other information delivered by Borrower to Bank proves to be false or misleading in any material respect.

               8.4 Failure to Pay Debts; Voluntary Bankruptcy. Borrower fails to pay Borrower's debts generally as they come due, or files any petition, proceeding, case, or action for relief under any bankruptcy, reorganization, insolvency, or moratorium law, or any other law or laws for the relief of, or relating to, debtors.

               8.5 Involuntary Bankruptcy. An involuntary petition is filed under any bankruptcy or similar statute against Borrower, or a receiver, trustee, liquidator, assignee, custodian, sequestrator, or other similar official is appointed to take possession of the properties of Borrower. Such Event of Default shall be deemed cured if such petition or appointment is set aside or withdrawn or ceases to be in effect within sixty (60) days from the date of said filing or appointment; provided, however, that Bank shall not be obligated to extend any additional credit to Borrower during such period.

               8.6 Suspension of Business. Borrower voluntarily suspends its business for more than thirty (30) days in any three hundred sixty-five (365) day period.

               8.7 Governmental Action. Any governmental regulatory authority takes or institutes action which, in the opinion of Bank, will adversely affect Borrower's condition, operations or ability to pay Borrower's obligations under this Agreement or any instrument or agreement required under this Agreement.

               8.8 Default of Other Financial Obligations. Any default occurs under any other agreement involving the borrowing of money or the extension of credit in the amount of Thirty Million Dollars ($30,000,000) or more in the aggregate, to which Borrower may be a party as borrower, guarantor or instalment purchaser (including the Commercial Paper) if such default consists of the failure to pay any obligation when due or if such default gives to the holder of the obligation concerned the right to accelerate the obligation.

               8.9 Default of Other Bank Obligations. Any material default occurs under any other obligation of Borrower to Bank or to any subsidiary or affiliate of Bank, if such breach or default continues for ten (10) or more days after it occurs.

               8.10 Material Adverse Change. Any material adverse change occurs in the financial condition of Borrower, or in Borrower's ability to perform its obligations under this Agreement or under any instrument or agreement required by this Agreement.

               8.11 ERISA Plan Termination. Any ERISA Plan termination or any full or partial withdrawal from an ERISA Plan occurs which could result in liability of Borrower to the Pension Benefit Guaranty Corporation or to the ERISA Plan in an aggregate amount which, in the reasonable opinion of Bank, will have a material adverse effect on the financial condition of Borrower.

               8.12 Other Breach Under Agreement. Borrower breaches, or defaults under, any term, condition, provision, representation or warranty contained in this Agreement not specifically referred to in this Article; provided, however, that if in Bank's opinion such default is capable of being remedied, such default shall not be considered an Event of Default hereunder for a period of thirty (30) days after the date on which Bank gives written notice of such default to Borrower; it is further provided that, notwithstanding any other provision of this Agreement, Bank shall be under no obligation to extend additional credit under this Agreement following the occurrence of any default hereunder unless and until such default has been cured.

9.  Miscellaneous

               9.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign this Agreement or any of the rights, duties or obligations of Borrower hereunder without the prior written consent of Bank.

               9.2 Consents and Waivers. No consent or waiver under this Agreement shall be effective unless in writing. No waiver of any breach or default shall be deemed a waiver of any breach or default thereafter occurring.

               9.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.

               9.4 Attorneys' Fees. Borrower agrees to pay to Bank, on demand, all reasonable costs, expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by Bank in connection with the enforcement and preservation of any rights or remedies under this Agreement and any instrument or agreement required under this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event a legal action or arbitration proceeding is commenced in connection with the enforcement of this Agreement or any instrument or agreement required under this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees (including allocated costs for in-house legal services), costs and necessary disbursements incurred in connection with such action or proceeding, as determined by the court or arbitrator.

               9.5 Integration. This Agreement and any instrument, agreement or document attached hereto or referred to herein (a) integrate all the terms and conditions mentioned herein or incidental hereto, (b) supersede all oral negotiations and prior writings in respect to the subject matter hereof, and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in this Agreement and any such instrument, agreement or document and as the complete and exclusive statement of the terms agreed to by the parties. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such instrument, agreement, or document, the terms, conditions and provisions of this Agreement shall prevail.

               9.6 Participations. Bank may at any time sell, assign, grant participations in, or otherwise transfer to any other person, firm, or corporation (a "Participant") all or part of the obligations of Borrower under this Agreement. Borrower shall have the right to approve the Participant, which approval shall not unreasonably be withheld. Borrower authorizes Bank to disclose to any prospective Participant and any Participant any and all information in Bank's possession concerning Borrower and this Agreement; provided, however, that any such prospective Participant or Participant shall agree to use and keep any such information confidential in conformity with the obligations imposed on Bank under Paragraph 9.7 below.

               9.7 Confidentiality. Bank agrees that it will not use any proprietary and confidential information provided to it by Borrower in a manner not permitted by law. Bank further agrees that it will not disclose any such information to any third party without the prior written consent of Borrower, except that (a) Bank may disclose such information to the extent such information is or becomes publicly available through no fault of Bank; (b) Bank may disclose such information to Bank's counsel, accountants and other professional advisors; (c) Bank may disclose such information at the request of any bank regulatory authority or in connection with an examination of Bank by such authority; (d) Bank may disclose such information as required by law or applicable regulation; (e) Bank may disclose such information to the extent required in connection with the exercise of any remedy hereunder; and (f) Bank may disclose such information to a Participant to the extent permitted under Paragraph 9.6 above.

               9.8  Arbitration; Reference Proceeding.

                      (a) Any controversy or claim between or among the parties to this Agreement, arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith (including any claim based on or arising from an alleged tort), shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

                      (b) A controversy or claim which is not submitted to arbitration as provided in subparagraph (a) shall, at the request of any party, be determined by a reference in accordance with California Code of Civil Procedure Sections 638 et seq. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

                      (c) No provision of this Paragraph shall limit the right of any party to this Agreement to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference.

               9.9 Notices. All notices required hereunder shall be personally delivered or sent by first class mail, postage prepaid, to the addresses set forth on the signature page of this Agreement, or to such other addresses as the parties hereto may specify from time to time in writing.

               9.10 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

               9.11 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

               9.12 Waiver of Set-Off. Bank agrees that, in the absence of a default under Paragraph 8.4 or 8.5 above (voluntary and involuntary bankruptcy), Bank shall not set off against the amounts due to Bank under this Agreement any funds deposited with Bank by Borrower or any investments made by Borrower through Bank or held by Borrower in an account at Bank.

               9.13 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

               In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

BANK OF AMERICA NATIONAL                       McCLATCHY NEWSPAPERS, INC.
TRUST AND SAVINGS ASSOCIATION

By /s/John Grauten                             By /s/James P. Smith
  -----------------                               ------------------------------
   John Grauten                                Typed Name  James P. Smith
   Vice President                              Title       VP, Finance



                                               By_______________________________
                                               Typed Name_______________________
                                               Title____________________________

Address where notices to                       Address where notices to
Bank are to be sent:                           Borrower are to be sent:

900 8th Street, 2nd floor                      2100 Q Street
Sacramento, CA 95814                           Sacramento, CA 95816